EXHIBIT 10.23

MASTER SOLAR FACILITY TURNKEY CONTRACT

between

Sunrun Inc.

and

Solarmax Renewable Energy Provider, Inc.

dated

January 21, 2015

-i-

ARTICLE 5 - CHANGE ORDERS		17

5.1	Change Orders	17
5.2	Contractor ‘ s Change Request	17
5.3	Concealed Conditions	17
5.4	Host Customer Delay	17
5.5	Optional Cancellation of Addenda by Sunrun	17

ARTICLE 6- CONTRACT PRICE AND PAYMENT TERMS		19

6.1	Amount	19
6.2	Payment Schedule	19
6.3	Payment for Change Orders	20
6.4	Waiver of Liens	21
6.5	Withholding	21
6.6	Late Payments	21
6.7	Taxes	21

ARTICLE 7 -TITLE; RISK OF LOSS;SECURITY INTEREST;FORCE MAJEURE		22

7.1	Passage of Title	22
7.2	Risk of Loss	22

ARTICLE 8- INSURANCE		23

8.1	Coverage	23
8.2	Subrogation	23
8.3	Additional Insured	24
8.4	Certification	24
8.5	Subcontractor’s Insurance	24
8.6	Insurance Review	24

ARTICLE 9- INDEMNIFICATION		24

9.1	Indemni fication by Contractor	24
9.2	Indemnification by Sunrun	24
9.3	Obligations of Indemnifying Party	25

ARTICLE 10-TESTING, SUBSTANTIAL COMPLETION, AND FINAL COMPLETION		25

10.1	Notice of Application to Interconnect; ITC Damages	25
10.2	Testing	26
10.3	Substantial Completion	26
10.4	Punch List	27
10.5	Final Completion	27

-ii-

ARTICLE 11-WARRANTIES/LIMITATION OF LIABILITY		27

11.1	Contractor ‘s Warranties and Covenants	27
11.2	Service Level	28
11.3	Sun run Quality Standards	29
11.4	Limited Roofing Warranty	29
11.5	Equipment Warranties	30
11.6	Warranty Parity	30
11.7	Warranty of Title	30
11.8	Warranties’ Transfer	30
11.9	Exceptions/Exclusions from Warranty	30
11.10	Warranty Disclaimer	30
11.11	Limitation of Liability	31
11.12	Liquidated Damages not a Penalty	31
11.13	Mutual Waiver of Consequential Damages	31

ARTICLE 12- DEFAULT		31

12.1	Events of Default	31
12.2	Sunrun’s Rights	32
12.3	Contractor’s Rights	32

ARTICLE 13 - DISPUTE RESOLUTION		32

13.1	Negotiation	32
13.2	Mediation	32
13.3	Arbitration	33
13.4	Prevailing Party	33

ARTICLE 14- MISCELLANEOUS PROVISIONS		33

14.1	Assignment	33
14.2	Amendments	33
14.3	No Waiver	34
14.4	No Third-Party Beneficiaries in Host Customer	34
14.5	Applicable Law	34
14.6	Entire Contract; Channel Partner Agreement and Mutual Confidentiality Agreement	34
14.7	Relationship of Contract and Addendum	35
14.8	Licensed Contractor Notice	35
14.9	Contractor’s License	35
14.10	Severability	35
14.11	Survival	35
14.12	Performance of Obligations	35
14.13	Further Assurances	36
14.14	Mutual Non-disparagement	36
14.15	Counterparts	36

-iii-

LIST OF EXHIBITS

Exhibit A	Form of Solar Facility Addendum Contract
Exhibit B	Materials Equipment and Supplies Provided by Sunrun
Exhibit C	Payment Milestones
Exhibit D	Additional Insured Requirements
Exhibit E	Acceptable Formats for Drawings
Exhibit F	Work Exclusions
Exhibit G	Test Specifications
Exhibit H	Quality Standards
Exhibit I	Sunrun Installer Handbook
Exhibit J	Non-Warranty Work Fee Schedule
Exhibit K	Form of Sunrun Milestone Verification Statements
Exhibit L	Sunrun Service Manual

-iv-

MASTER SOLAR FACILITY TURNKEY CONTRACT

This MASTER SOLAR FACILITY TURNKEY CONTRACT (“Contract”) is made as of January 21, 2015 and shall be effective as of January 25, 2015 (“Effective Date”), by and between Sunrun Inc., a Delaware corporation (“Sunrun”) Solarmax Renewable Energy Provider, Inc., a California corporation (“Contractor “). Sunrun and Contractor may be referred to herein in the singular as “Party” or jointly as “Pa rties”. This Contract sets forth the general terms and conditions for the design,engineering,procurement, installation,construction, test commission and start-up on a turnkey basis of one or more Solar Facilities (as defined in Article 1) by Contractor on residential or commercial property, with the terms and conditions for the Work (as defined in Article 1) associated with each individual Solar Facility also being governed by the terms and conditions of a separate Solar Facility Addendum Contract (“Addendum”).

RECITALS

WHEREAS , Sunrun desires to engage Contractor to design, engineer, procure, install, construct, commission , test, and start-up on a turnkey basis one or more Solar Facilities on residential or commercial property; and

WHEREAS, Contractor desires to design, engineer, procure, install, const ruct, commission and test, on a turnkey basis, one or more Solar Facilities for Sunrun.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, it is agreed:

ARTICLE 1- KEY DEFINITIONS

1.1 Definitions. The Parties hereby agree that capitalized terms used in this Contract,unless otherwise defined herein or in a particular Addendum, shall have the meanings assigned below:

“AAA” has the meaning set forth in Section 13.2.

“Addendum” has the mea ning set forth in the preamble, a form of which is attached hereto as Exhibit A .

“Assignee” mea ns the Person set forth as such in the applicable Addendum to which Sunrun will be assigning each Addendum (and hence the Contract but only to the extent that the Contract’s terms are incorporated into each Addendum) pursuant to Section 14.1.

“Business Day” means any day on which Federal Reserve member banks in Sa n Francisco, California are open for business.

-1-

“Change Order” shall mean the written order issued by Sunrun in accordance with Article 5 modifying or amending, among ot’her things, the Work, the Contract Price, the Substantial Completion date set forth in Section 4.5, the Final Completion date set forth in Section 10.5, or any other terms and conditions of this Contract or an Addendum.

“Claims” means all claims, judgments, settlements, losses, damages, demands, suits, causes of action, liabilities, fines, penalties, costs and expenses (including, without limitation, court costs,attorney’s fees, and other reasonable costs of suit or dispute resolution) . For the avoidance of doubt, Claims shall also include potential or threatened claims, judgments , settlements, losses damages, demands, suits, causes of action, liabilities, penalties, costs and expenses (including without limitation, court costs, attorney’s fees,and other reasonable costs of suit or dispute resolution).

“Confidential Information” shall have the meaning set forth in Section 14.6(a).

“Construction-In-Progress Date” shall have the meaning set forth in Section 10.l(b).

“Contract” has the meaning set forth in the preamble.

“Contract Price” shall mean the amount that Sunrun shall pay Contractor pursuant to Article 6 in consideration of Contractor’s performance in full of all of its obligations under this Contract, as it may be amended in accordance with the terms hereof.

“Contractor” has the meaning set forth in the preamble.

“Contractor’s Change Request” shall mean a written request by Contractor wherein Contractor is requesting a change to the Work, the Contract Price, the Substantial Completion date set forth in Section 4.5, the Final Completion date set forth in Section 10. 5 or any other terms and conditions of this Contract.

“CA” shall have the meaning set forth in Section 14.6(a).

“Contractor Delay Percentage” is calculated, as it applies to any one Delaying Utility, by dividing (i) the sum of Contract Prices specified on all outstanding Addenda that concern Solar Facilities to be connected to such Delaying Utility that Sunrun has not received Final Completion within sixty (60) days of the Milestone 1payment date by (ii) the sum of Contract Prices specified on all outstanding Addenda in the Delaying Utility.

“Contractor Delay Percentage Limit” has the meaning set forth in Section 6.2(c).

“Customer Signing Date” means the date which a Host Customer signs their Residential Solar Customer Agreement.

-2-

“Default Rate” means one and a half percent (1.5%) per month.

“Delaying Utility” means any utility that is not timely issuing PTO Approvals.

“Delay Fee” has the meaning set forth in Section 4.5(c).

“Design Documents” means a site plan and a single-line diagram for the Solar Facility.

“Effective Date” has the meaning set forth in the preamble.

“Excl uded Work” has the meaning set forth in Exhibit F.

“Final Completion” shall have the meaning provided in Section 10.5 of this Contract.

“Financial Fund Delay Fee” shall have the meaning set forth in Section 4.5

“Financial Fund Target Substantial Completion Date” shall have the meaning set forth in Section 4.5.

“Financial Find Guaranteed Substantia l Comp letion Date” shall have the meaning set forth in Section 4.5.

“Force Majeure Event” includes acts of God such as storms,fires, floods, lightning and earthquakes, sabotage or destruction by a third party of a Solar Facility, war, riot, acts of a public enemy or other civil disturbanc e, or a strike, wa lkout, lockout or other significant labor dispute, deterioration of financial markets or other causes beyond the affected Party’s reasonable control.

“Governmental Authority” means any governmental, administrative or municipal authority, including any ministry, department, municipality, instrumentality, agency or commission (including the California Energy Co mmission (“CEC”)) under direct or indirect control of any city, county, state or Federal government, or governmental entity with juri sdiction over the applicab le Solar Facility or any part of the Work wherever such compon ents of the Work may be located.

“Governmental Authoriz at ions” means all permits, consents, dec isions, licenses, approva ls, certificates, confirmations or exemptions from, and all applications and notices filed with or required by,any Governmenta l Authority that are necessary for the performance of the Work or any other obligation of either Party pursua nt to this Contract.

“Gua ranteed Substantial Completion Date” shall have the meaning set forth in Section 4.5(b) of this Contract.

-3-

“Hazardous Substances” means any chemical, substance, medical or other waste, living organism or combination thereof which is or may be hazardous to the environment or human or animal health or safety due to its radioactivity, ignitability, corrosivity,causticity, reactivity, explosivity, toxicity, carcinogenicity, mutagenicity, phytotoxicity, infectiousness or other harmful or potentially harmful properties or effects. Hazardous Substances shall include, without limitation, all substances which now or in the future may be defined as “hazardous substances,” “hazardous wastes,” “extremely hazardous wastes,” “hazardous materials,” or “toxic substances,” or which are otherwise listed,defined or regulated in any manner pursuant to any Law pertaining to the protection of the environment or human or animal health or safety.

“Host Customer” is the signatory of the Residential Solar Customer Agreement.

“Host Customer’s Site” means, as applicable, the real property owned by the Host Customer where the Solar Facility is to be installed and the building, structure or residence upon such real property to which the Solar Facility shall be attached. Should usage of this term be ambiguous, as between real property or a building, structure or residence, the ambiguity shall be resolved by applying the term to both the real property and such building, structures or residences.

“Interconnection Notice” shall have the meaning set forth in Section 10.l(a).

“ITC” means the “energy credit” described in Section 48{a) of the Internal Revenue Code of 1986, as amended .

“ITC Jeopardy” has the meaning set forth in Section 10.l(b).

“ITC Damages” has the meaning set forth in Section 10.l(c).

“Law” means any applicable constitution charter, act, statute, law, ordinance, code (including, without limitation national, state and local building, installation, and construction codes and standards), rule, case law, regulation, order, treaty, decree, announcement , Governmental Authorization , or published practice or any interpretation thereof , or other legislative or administrative action of any Governmental Authority , or specified standards or objective criteria contained in any applicable Governmental Authorization, or a final decree, judgment, or order of a court, or any applicable engineering, construction, or safety regulation or code .

“Lien” means any mortgage, pledge, assessment, security interest, lease, lien, adverse claim, levy,right of retention,charge or other encumbrance of any kind, or any conditional sale contract, title retention contract or other agreement to give any of the foregoing .

“Lien Security” has the meaning set forth in Section 3.16.

-4-

“MCA” shall have the meaning set forth in Section 14.G(a).

“Milestone Payment” shall have the meaning provided in Section 6.2 of this Contract.

“Non-Warranty Services” means any services performed pursuant to a Service Request that are not covered under the warranties provided in connection with this Contract.

“Party” or “Parties” has the meaning set forth in the preamble.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization, association or Governmental Authority.

“Project Schedule” shall mean that certain schedule developed by Contractor to complete the Work with respect to a particular Solar Facility in a timely manner in accordance with the terms and conditions set forth herein.

“Prudent Practices” shall mean those practices, methods, specifications and standards of safety and performance, which are commonly used by professional engineering and construction firms which in the exercise of reasonable judgment and in the light of the facts known at the time the decision was made are considered good, safe and prudent practice in connection with the design, engineering, procurement and installation of solar facilities and equipment. Prudent Practices are not intended to be limited to the optimum practice or method to the exclusion of all others, but rather to be a spectrum of reasonable and prudent practices and methods. As an illustration of this definition, the Parties agree that the practices, methods, specifications and standards of safety and performance set forth in the Sunrun Installer Handbook in Exhibit I represent Prudent Practice, but are not an exhaustive list of reasonable and prudent practices and methods in the industry. Notwithstanding the immediate foregoing, and without limiting other potential violations of this definition of Prudent Practice, a violation of any of the standards of the Sunrun Installer Handbook and/or a failure to conform all Work to the Mandatory Minimum Requirements of Appendix B of the Sunrun Installer Handbook shall be considered by the Parties to be a violation of Prudent Practices.

“PTO Approval” means the letter or other communication from the Utility granting permission to interconnect the Solar Facility and operate it in parallel with the local grid. “PTO Deadline” shall have the meaning set forth in Section 4.5 of the Contract.

“Punch List Items” shall mean those items which must be completed by Contractor after Substantial Completion as a condition of Final Completion.

“Quality Standards” has the meaning set forth in Exhibit H.

-5-

“Rebate Documentation” means all forms, documentation and deposits (if any) required to reserve any rebate, renewable energy credit, or other incentive applicable to a Solar Facility, as well as any additional forms or documentation required to secure the rebate(s), renewable energy, or other incentive upon interconnection of the Solar Facility.

“Rebate Filing Date” shall have the meaning set forth in Section 4.6 of this Contract .

“Request for Payment” shall have the meaning set forth in Section 6.2(a).

“Residential Solar Customer Agreement” means the residential solar customer agreement entered into by and between Sunrun and a particular Host Customer whereby Sunrun agrees to sell solar electric energy produced by the Solar Facility to the Host Customer.

“Service Request” shall have the meaning set forth in Section 11.2.

“Solar Facility” means a complete photovoltaic system (including, without limitation, all equipment, materials, wiring and spare parts, if any) to be designed, engineered, procured (except for Sunrun-Provided Items), constructed, installed, tested, commissioned, and started-up on a Host Customer’s Site by Contractor on a turnkey basis in accordance with this Contract and the applicable Addendum.

“Home Solar Service” means a product offering to a customer in which a single photovoltaic system is both (i) installed on the property of such customer and (ii) owned by a Person other than such customer, including but not limited to contractual arrangements pursuant to which such photovoltaic systems are leased to such customer or pursuant to which electricity from such photovoltaic systems is sold to such customer under a power purchase agreement.

“Standard Test Condition Direct Current” is determined by summing the photovoltaic collectors’ direct current powers listed on the nameplates on the backsides of the collectors in units of watts.

“Subcontractor” shall mean a person or entity of any tier directly or indirectly engaged by Contractor regarding the performance or provision of the Work or the fulfillment, in whole or in part, of any obligation undertaken by Contractor in connection with this Contract.

“Substantial Completion” shall mean (i) completion of all Work necessary to allow the testing required pursuant to Section 10.2; (ii) test results confirming that the equipment associated with the Work performs to the technical specifications set forth in the Addendum to this Contract and to the manufacturer’s specifications and standards; (iii) completion of the testing set forth in Exhibit G to the satisfaction of Sunrun in its sole discretion; (iv) documentation evidencing the serial numbers of all photovoltaic panels and inverts supplied by Contractor in the applicable Addendum and (v) achievement of all additional requirements, if any, set forth in the relevant Milestone Verification Statement.

-6-

“Sun run” shall have the meaning set forth in the preamble.

“Sunrun Installer Handbook” shall have the meaning set forth in Exhibit I.

“Sunrun Milestone Verification Statement” is a written document describing the Work milestones described in Exhibit C and Section 10 herein. This statement shall be signed by the Host Customer and Contractor or alternately by the Contractor and Notarized. The form of the Milestone Verification Statement for each Milestone is set forth in Exhibit K

“Sunrun Provided Items” means those items of equipment, materials, documents, and other items to be provided by Sunrun as set forth in Exhibit B.

“Sunrun Service Manual” means the manual set forth in Exhibit L.

“Target Substantial Completion Date” shall have the meaning set forth in Section 4.S(a). “Taxes” shall have the meaning set forth in Section 6.7 of this Contract.

“Utility” means the operator of the transmission grid to which the Solar Facility is being interconnected, or another utility providing standard net metering service to the Solar Facility as set forth on the applicable Addendum,.

“Work” shall mean the performance of all activities, except for procurement of Sunrun-Provided Items and performance of Excluded Work, necessary to design, engineer, procure, install, construct, test, commission, and start-up a Solar Facility on a turnkey basis in accordance with the technical specifications set forth in the Addendum, including, without limitation, all design, engineering, procurement construction, installation, material, equipment, machinery,tools,labor, transportation and any other services related thereto.

1.2 Rules of Usage. The Parties hereby agree that the following rules of usage shall apply to this Contract unless otherwise required by the context or unless otherwise specified:

(a) Singular and Plural. Definitions set forth herein shall be equally applicable to the singular and plural forms of the terms defined.

(b) Section References and Headings. References to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits are references to articles, sections, paragraphs, clauses, annexes, appendices, schedules or exhibits in this Contract. The headings,subheadings and table of contents used in this Contract are solely for convenience of reference and shall not constitute a part of this Contract nor shall they affect the meaning, construction or effect of any provision thereof.

-7-

(c) References to Persons. References to any Person shall include such Person, its successors and permitted assigns and transferees, including, in the case of Sunrun, the Assignee.

(d} Agreements and Laws as Amended. Reference to any agreement (including this Contract} means such agreement as amended, supplemented or otherwise modified from time-to-time in accordance with the applicable provisions thereof. Subject to the provisions of Section 14.2, reference to any law includes any amendment or modification to such law and any rules or regulations issued thereunder or any legal requirement enacted in substitution or replacement thereof.

(e} Grammatical Forms. Where a word or phrase is specifically defined, other grammatical forms of such word or phrase have corresponding meanings; the words “herein,” “hereunder,” and “hereof” refer to the provisions of this Contract as a whole and not to any particular portion or provision of this Contract; “including” means “including, but not limited to”, and other forms of the verb “to include” are to be interpreted similarly; and references to “or” shall be deemed to be disjunctive but not necessarily exclusive (i.e., unless the context dictates otherwise, “or” shall be interpreted to mean “and/or” rather than “either/or”.

(f) Day. References to “days” shall mean calendar days, unless the term “Business Days” is used. If the time for performing an obligation expires on a day that is not a Business Day, the time shall be extended until that time on the next Business Day.

(g} Time Periods and Time Zone. References to time are references to the time in effect in San Francisco, California . Obligations to be performed within a specific period of time shall be performed no later than 11:59 p.m.on the last day of such time period. Time periods shall be calculated exclusive of the day on which the time period commences. For purposes of example only, a time period consisting of three (3} Business Days which commences on a Tuesday would end at 11:59 p.m. on Friday.

ARTICLE 2- RELATIONSHIP BETWEEN THE PARTIES

2.1 Status of Contractor . Contractor shall perform and execute the provisions of this Contract as an independent contractor to Sunrun and shall not be an agent, employee or partner of Sunrun.

2.2 Subcontracts and Subcontractors. No contractual relationship shall exist between Sunrun and any Subcontractor with respect to the Work performed hereunder. No Subcontractor is intended to be or shall be deemed a third party beneficiary of this Contract. Contractor shall be fully responsible for the works, services, and materials and the acts, defaults and neglects of any Subcontractor, its agents or employees as fully as if they were Contractor’s own or those of Contractor’s agents or employees. Contractor shall not use any Subcontractor that offers a Home Solar Service. On a quarterly basis, within 10 days of the end of such quarter, Contractor shall provide to Sunrun a list of all Subcontractors used by Contractor during such quarter. Sunrun shall have the right to review such Subcontractor list and to reject any Subcontractor in Sunrun’s reasonable discretion, and Contractor shall no longer subcontract with any such rejected Subcontractor .

-8-

2.3 Communication. All written documentation or notices may be transmitted via US Post, private express mail service, electronic mail, or facsimile. Digital photographs may be transmitted via email or text message from a hand-held mobile device, to Sunrun via Sunrun’s website and partner portal or to the following addresses:

If to Sunrun:

Sunrun Inc.

Attn: Director, Operations

595 Market Street, 29th Floor

San Francisco, CA 94105

Fax: (415) 982-9021

Email: operations@sunrunhome.com

With a Copy to:

Attn: General Counsel

595 Market Street, 29th Floor

San Francisco, CA 94105

Email: legalnotices@sunrun.com

If to the Contractor:

Solarmax Renewable Energy Provider, Inc.

3080 12th Street

Riverside,, CA 92507

Attn: Guillermo Santomauro and David Hsu

Local Phone: (951) 300-0788

Email: GuillermoS@solarmaxtech.com and DavidH@solarmaxtech.com

Parties may reasonably update the contact information via written notification. All notices shall be effect ive upon receipt.

-9-

ARTICLE 3 -CONTRACTOR’S TURNKEY OBLIGATIONS

3.1 Statement of Work. Based on the terms of this Contract, Contractor shall perform and be responsible on a turnkey basis for all Work necessary to design, engineer, procure, install, construct, test, commission, and start-up a Solar Facility in accordance with Prudent Practices and the technical specifications set forth in the Addendum. Contractor’s Work shall in all respects be consistent and compatible with Prudent Practices and all applicable Law.

3.2 Engineering. Contractor shall perform or cause to be performed all engineering and design services for completion of the Work in conformity with the technical specifications set forth in the Addendum, as required by applicable Law, and in conformity with Prudent Practices.

3.3 Design. Contractor shall design the Solar Facility based on Contractor’s observations of the Host Customer’s Site, the technical specifications set forth in the Addendum, in line with the Sunrun Installer Handbook, as required by applicable Law, and in conformity with Prudent Practices. Without the prior written consent of Sunrun, Contractor will not design a Solar Facility that will produce more kilowatt-hours in its first year of operation than the Host Customer consumed during the previous twelve months. Contractor shall provide all Design Documents to Sunrun pursuant to Section 4.3, and disclose to Sunrun any conditions, including anticipated work exclusions, access to or uses of the Host Customer’s Site, environmental factors, or evidence of animals on the Host Customer’s Site that may impact the security or performance of the Solar Facility as are observable by Contractor using Prudent Practices. Contractor shall show the Solar Facility design to Host Customer and procure the Host Customer’s approval for a Solar Facility’s design before submitting the design for the Solar Facility to Sunrun.

3.4 Solar Facility Procurement and Installation. Contractor shall furnish all installation and construction services, all administration and superintendence, and, with the exception of Sunrun-Provided Items, all materials, equipment, and supplies necessary to complete the Work in a manner which shall:

(a) Result in a Solar Facility in accordance with the technical specifications set forth in the applicable executed Addendum to this Contract and in accordance with Prudent Practices and the Sunrun Installer Handbook, and without limiting the generality of the foregoing, conforming all Work to at least the Mandatory Minimum Requirements outlined in Appendix B of the Sunrun Installer Handbook;

(b) Be in conformance with applicable Laws; and

(c) Shall use equipment from Sunrun’s approved vendor list as set forth and provided by Sunrun to Contractor and updated from time to time .

-10-

3.5 Employment of Licensed and Qualified Personnel. Whenever required by applicable Law, Contractor agrees to employ licensed personnel in the performance of the Work. All such Work will be performed with the degree of care, skill and responsibility ordinary and customary among such licensed personnel. In no event shall Contractor be relieved of any responsibility for the performance of such Work, and Contractor shall be held to the same degree of responsibility and liability with respect to such Work as the licensed personnel performing such Work . Contractor shall not permit employment of Persons not skilled or qualified for the tasks assigned to them .

3.6 Control of the Work. Contractor shall be solely responsible for all means, methods, techniques, sequences, procedures, and safety and security programs and precautions in connection with the performance of the Work .

3.7 Material Control and Handling. Contractor shall properly store and protect all materials and equipment acquired by Contractor or delivered by or for Sunrun to the Host Customer’s Site or otherwise to the care custody and control of Contractor. Contractor shall prominently mark all photovoltaic modules and inverters as the exclusive property of Sunrun.

3.8 Labor, Materials and Utilities. Contractor shall provide and pay for all labor, materials, equipment, tools, supervision, testing, inspection, and other services as necessary to complete performance of the Work,whether by Contractor or its Subcontractors.

3.9 Clean-Up. Contractor shall at the end of each Business Day keep the project site reasonably free from waste materials or rubbish caused by its operations . Prior to Final Completion, Contractor shall remove promptly all of its tools, construction/installation equipment, machinery, surplus materials, waste material and rubbish from and around the Host Customer’s Site.

3.10 Safety. Contractor shall initiate, maintain and supervise all safety precautions necessary to comply with all applicable provisions of federal, state and local safety Laws in order to prevent injury to persons or damage to property on, about or adjacent to the Host Customer’s Site.

3.11 Emergencies. In the event of any emergency endangering life or property, Contractor shall take such action as may be reasonable and necessary to prevent, avoid or mitigate damage, injury or loss and shall report as soon as possible any such incidents, including Contractor’s response thereto, via a telephone call within twenty-four (24) hours of the incident and written notice to Sun run promptly thereafter.

3.12 Governmental Authorizations. Subject to the exclusion prov1s1ons of Section 3.15, Contractor shall secure and pay for all Governmental Authorizations relating to construction and/or installation of the Solar Facility and Contractor’s performance of the Work .

-11-

3.13 Laws and Regulations. Contractor shall at all times comply with all applicable Laws which affect Contractor’s performance of the Work. If, subsequent to the execution of this Contract, a change occurs to any Law which materially affects Contractor’s performance of the Work, then Contractor shall notify Sunrun in writing of such change.

3.14 Drawings. Contractor shall prepare and submit with Contractor’s notice of Substantial Completion (described in Section 10.3) a complete set of “as-built” drawings, specifically including a site plan (e.g. roof layout) and a single-line diagram, in Adobe PDF or other format acceptable to the parties depicting the Solar Facility as installed and constructed by Contractor pursuant to this Contract and the Addendum. Acceptable drawing document formats are listed in Exhibit E. If these documents have not changed from the Design Documents approval stage, then the Design Document versions shall suffice as “as-built drawings” for purposes of this Section 3.14.

3.15 Exclusions. This Contract shall exclude the activities listed in Exhibit F.

3.16 Liens.

(a) Liens in General. Contractor shall promptly pay or discharge (and properly record any discharge), any such Lien or other charges which, if unpaid, might be or become a Lien provided that Sunrun is not in breach of its payment obligations to Contractor hereunder . To the extent Contractor has a bona fide dispute with a Subcontractor, Contractor may post a bond or a letter of credit paid for by Contractor and issued by a commercial bank assigned a rating of at least “A” by Standard & Poor’s or other similarly recognized national rating agency, or an escrow of funds (“Lien Security”) sufficient to satisfy any such Subcontractor’s claim. Contractor shall indemnify, defend, hold harmless and protect Sunrun from and against any and all Liens pursuant to Article 9.

(b) Failure to Discharge Improper Liens . Contractor hereby agrees not to place a Lien on any Solar Facility or Host Customer Site. Any Lien placed on a Solar Facility Host Customer Site shall be deemed an improper Lien. Upon the failure of Contractor to promptly pay, discharge or provide Lien Security within ten (10) Business Days of notice that the Solar Facility or the Host Customer’s Site has been improperly Liened, Sunrun may pay or discharge such Lien and immediately invoice Contractor for such amounts or set off such amounts against subsequent amounts due and owning under the applicable Addendum, and if amounts due under such applicable Addendum are insufficient, other Addenda. If Sunrun invoices Contractor for Sunrun’s discharge of an improper Lien, Contractor shall promptly, but in no event more than five (5) Business Days, reimburse Sunrun. Contractor shall indemnify, defend and hold Sunrun harmless for any improper Lien (including payment of any reasonable attorney’s fees and costs Sunrun may incur in removing any improper Lien).

-12-

(c) Lien Waivers. If applicable, upon each payment by Sunrun to Contractor, Contractor will submit the appropriate waiver and release form(s) in accordance with Section 6.4 of this Contract.

ARTICLE 4 - NOTICE TO PROCEED AND COMPLETION OF WORK

4.1 Project Schedule and Information Rights.

(a) Time is of the Essence. Time is of the essence for achieving Substantial Completion under each Addendum. Contractor shall administer and perform the Work in accordance with the Project Schedule.

(b) Progress Measurements. Contractor shall measure its progress on each Solar Facility on a timeline and in a format to be mutually agreed between Sunrun and Contractor.

(c) Recovering a Project Schedule. If Contractor is not timely in the performance of the Work under any Addendum such that it is reasonably likely that the Guaranteed Substantial Completion Date set forth herein shall not be met for any reason other than a Force Majeure Event, Host Customer-caused delay, Sunrun-caused delay, or inspections or approvals by Governmental Authorities or a Utility, Contractor shall take all necessary commercially reasonable actions including working overtime, weekends, or holidays, or adding additional personnel or work crews at no cost to Sunrun to accelerate performance of the Work, meet the milestones and assure achievement of Substantial Completion by the Guaranteed Substantial Completion Date. To the extent Contractor’s failure to adhere to the Project Schedule causes Sunrun to incur additional costs prior to the Guaranteed Substantial Completion Date, Sunrun shall submit an invoice to Contractor accompanied by documentation verifying such costs. Contractor shall pay or reimburse Sunrun therefore or at Sunrun’s discretion, Sunrun shall have the right and Contractor hereby authorizes Sunrun to set off such amounts from amounts due to Contractor as of the future Payment Milestones. Should any milestone not be met due to a Force Majeure Event or because Contractor is waiting for a Governmental Authority or Utility to perform an inspection or issue an approval, Contractor shall be entitled to a Change Order equitably adjusting the Guaranteed Substantial Completion Date upon Contractor’s request in accordance with Article 5.

4.2 Commencement of Work; New Deal Processing.

(a) Commencement of Work. The Project Schedule for Work with respect to a particular Solar Facility covered by a particular Addendum shall commence on the Customer Signing Date. Contractor shall submit to Sunrun: (i) the Addendum, executed by Contractor; (ii) the corresponding Host Customer’s Residential Solar Customer Agreement in a form substantially similar to the template agreement provided by Sunrun, executed by the Host Customer; (iii) the rebate calculation as defined by the relevant state rebate program (e.g. the California Solar Initiative) or other similar rebate granting authority in a Utility territory and shall make commercially reasdonable efforts to submit the foregoing within five (S) Business Days of the Customer Signing Date.

-13-

(b) Processing bv Sunrun. Once the fully-completed documents referenced in Section 4.2(a) are received by Sunrun, Sunrun shall use reasonable efforts to process the new deal and execute and deliver to Contractor the Addendum within three (3) Business Days. Should Sunrun fail to process the new deal and execute and deliver to Contractor the Addendum within three (3) Business Days of receiving the foregoing documents, Contractor’s sole and exclusive remedy shall be a day for day extension of the Guaranteed Substantial Completion Date, equivalent to the number of Business Days of Sunrun’s delay in executing and delivering the Addendum.

4.3 Design Document Submission and Processing. Contractor sha ll provide all Design Documents to Sunrun no later than five (5) Business Days following receipt of the Host Customer’s approval for a Solar Facility’s design pursuant to Section 3.3. Sunrun shall respond to Contractor within three (3) Business Days of receipt of the Design Documents and state if the Design Documents are acceptable or unacceptable. If the Design Documents are unacceptable to Sunrun or require revisions, Sunrun sha ll notify Contractor within three (3) Business Days of receipt. Should revisions be required for reasons other than Contractor’s failure to design the Solar Facility to meet the technical specifications set forth in the Addendum or other requirements set forth in this Contract (e.g., Sunrun adjusts the technical specifications set forth in the Addendum upon further consideration), Contractor shall be entitled to an equitable adjustment to the Guaranteed Substantial Completion Date and Contract Price pursuant to Section 5. Contractor shall use its best commercia l efforts to correct and re-submit the Design Documents to Sunrun within three (3) Business Days of Sunrun’s notice that the Design Documents are inadequate or require revision. This process shall repeat until the Design Documents are approved by Sunrun.

4.4 Notice to Proceed. Contractor shall provide evidence of rebate reservation in accordance with Section 4.6(a) satisfactory to Sunrun in its sole discretion prior to or concurrent with Contractor’s request in writing (email acceptable) a notice to proceed with procurement, installation, construction , testing, commissioning, and start-up of the Solar Facility. Sunrun sha ll respond in writing (email acceptable) within three (3) Business Days. Contractor shall not commence with procurement, installation, construction, testing, commissioning,and start-up of the Solar Facility until Sunrun has provided Contractor with a notice to proceed. In the event of any action, inaction, restraint, order, or decree by a Governmental Authority that will have a material adverse impact (economic or otherwise) on Sunrun, Sunrun’s or the Assignee’s performance under this Contract or the Assignee ‘s ownership or operation of a Solar Facility, Sunrun in its sole discretion may suspend its issuance of a notice to proceed until such time as Sunrun decides to proceed with the Solar Facility. Sunrun, in its sole discretion, may suspend its issuance of a notice to proceed for any reason until such time as Sunrun decides to proceed with the Solar Facility. Should Sunrun fail to provide a notice to proceed for any reason, Contractor’s sole and exclusive remedy shall be an adjustment of the Guaranteed Substantial Completion Date to a later date. Such adjustment shall be equivalent to the number of Business Days corresponding to Sunrun’s delay in issuing the notice to proceed. Sunrun, in its sole discretion, shall have the right to suspend notice to proceed already granted on any Solar Facility that Sunrun believes in its reasonable discretion to have violated the provisions of this Contract or if Contractor is otherwise in breach of this Contract as it relates to the Solar Facility in question.

-14-

4.5 Guarantee of Timely Completion; Guaranteed Substantial Completion Date.

(a) Target Substantial Completion Date. Contractor shall use all commercially reasonable efforts to achieve Substantial Completion no later than sixty (GO) days following the Customer Signing Date, as adjusted pursuant to this Article 4 or as a result of Force Majeure Events, Host Customer delays, Sunrun delays or Utility or Governmental Authority delays (“Target Substantial Completion Date”).

(b) Guaranteed Substantial Completion Date. Contractor guarantees that it shall achieve Substantial Completion no later than ninety (90) days following the Customer Signing Date, as adjusted pursuant to this Article 4 or as a result of Force Majeure Events, Host Customer delays, Sunrun delays or Utility or Governmental Authority delays (“Guaranteed Substantial Completion Date”). The Guaranteed Substantial Completion Date may only be adjusted as provided in this Contract or by mutual agreement of the Parties.

(c) Delay Fee. If, at the end of each calendar month, ten percent (10%) or more of Addenda have exceeded the Guaranteed Substantial Completion Date, Sunrun may assess, and Contractor agrees to pay a fee for delay (“Delay Fee”) in the amount of two hundred dollars ($200) for each Addendum which has exceeded the Guaranteed Substantial Completion Date. The percentage shall be calculated as the number of Addenda exceeding the Guaranteed Substantial Completion Date divided by the number of all executed Addenda that have not yet reached Substantial Completion. Sunrun may invoice Contractor on a monthly basis for Delay Fees accruing under any Addendum. Contractor shall pay such Delay Fees within ten (10) Business Days following Sunrun’s issuance of such invoice. Alternatively, Sunrun may set off such amounts against subsequent amounts due and owing to Contractor under this Contract. Delay Fees not paid when due (and if not set off by Sunrun) shall accrue interest at the Default Rate until paid. Any delay in Sunrun enforcing this provision, invoicing or setting off Delay Fees shall not be a waiver of Sunrun’s rights to Delay Fees pursuant hereto.

(d) Financial Fund Target Substantial Completion Date. In addition to the above Target Substantial Completion Date, Contractor shall use all commercially reasonable efforts to achieve Substantial Completion no later than thirty (30) days following the achievement of Milestone 1(“Financial Fund Target Substantial Completion Date”).

-15-

(e) Financial Fund Guaranteed Substantial Completion Date. In addition to the above Guaranteed Substantial Completion Date, Contractor guarantees that it shall achieve Substantial Completion no later than forty-five (45) days following achievement of Milestone 1 (“Financial Fund Guaranteed Substantial Completion Date”). The Financial Fund Guaranteed Substantial Completion Date may only be adjusted as provided in this Contract or by mutual agreement of the Parties.

(f) Financial Fund Related Delay Fee. If an Addenda exceeds the Financial Fund Guaranteed Substantial Completion Date and does not achieve Final Completion with one-hundred and twenty (120) days of achieving Milestone 1(“PTO Deadline”), Sunrun may assess, and Contractor agrees to pay a fee for delay (“Financial Fund Delay Fee”) in the amount of forty-five percent (45%) of the Contract Price for the relevant Addendum which has exceeded the Guaranteed Substantial Completion Date and not achieved the PTO Deadline. Sunrun may invoice Contractor immediately for Financial Fund Delay Fees accruing under any Addendum. Contractor shall pay such Financial Fund Delay Fees within ten (10) Business Days following Sunrun’s issuance of such invoice. Alternatively, Sunrun may withhold future Milestone Payments and off-set such Financial Fund Delay Fee amounts aga inst subsequent amounts due and owing to Contractor under this Contract. Financial Fund Delay Fees not paid when due (and if not set off against future Milestone Payments by Sun run) shall accrue interest at the Default Rate until paid. Any delay in Sunrun enforcing this provision, invoicing or setting off Financial Fund Delay Fees shall not be a waiver of Sunrun’s rights to Financial Fund Delay Fees pursuant hereto.

4.6 Rebate Reservation; Processing.

(a) Contractor shall reserve the rebate(s) applicable for the Solar Facility promptly after Contractor’s receipt of the Addendum executed by Sunrun in accordance with Section 4.2(b). Contractor sha ll be solely responsible for preparing and submitting all Rebate Documentation required to reserve the rebate. Contractor’s delivery to Sunrun of evidence of rebate reservation satisfactory to Sunrun in its sole discretion shall be a condition precedent to Sunrun’s issuance of a notice to proceed for a Solar Facility in accordance with Section 4.4.

(b) No later than five (5) Business Days from the date the Solar Facility receives its PTO Approval from the applicable Utility (the “Rebate Filing Date”), Contractor shall file the app licable Rebate Documentation required for Sunrun to receive payment of the rebate and shall notify Sunrun in writing of such filing. Contractor shall be liable for failure to receive the applicable rebate amount as set forth in the rebate reservation in the Rebate Documentation .

-16-

ARTICLE 5 - CHANGE ORDERS

5.1 Change Orders. Sunrun may submit Change Orders to Contractor to perform extra work or to alter, add to or deduct from the Work. No extra work or changes to the Work shall be made until such time as a Change Order has been executed by the Parties and Contractor has been notified by Sunrun to commence performance of such extra work or changes to the Work. All Change Orders sha ll be in writing and shall be executed by Sunrun and Contractor. Change Orders can include a change in the Guaranteed Date of Substantial Completion.

5.2 Contractor’s Change Request. Contractor may submit a Contractor’s Change Request to Sunrun. Sunrun, in its sole discretion, can: (i) accept, in who le or in part, Contractor’s Change Request and execute a Change Order accordingly ; (ii) request Contractor to revise or modify Contractor ‘s Change Request; or (iii) deny Contractor’s Change Request, in whole or in part; provided, however, any such denial in whole or part shall be subject to Contractor’s commercially reasonable ability to perform the Contract under those terms.

5.3 Concealed Conditions. Concealed conditions that materially affect the Work and were not observable by Contractor using Prudent Practices when the Work was bid to Sunrun may require a Change Order or Contractor’s Change Request in accordance with Article 5.

5.4 Host Customer Delay. In the event that the Host Customer delays installation of the Solar Facility by six (6) months or more from the date of execution of the applicable Addendum, then the Parties may agree to either: (i) issue a Change Order in accordance with Article 5; or (ii) if no such Change Order can be agreed upon either Party may cancel the Addendum for that Solar Facility. Host Customer Delay may include the time required to perform services listed in Exhibit F by Contractor for Host Customer, performed under a separate agreement between Contractor and Host Customer that are necessary to prepare the Host Customer’s Site for completion of the Work required herein.

5.5 Optional Cancellation of Addenda by Sunrun.

(a) Sunrun’s Right to Cancel. The Parties acknowledge and agree that the Residential Solar Customer Agreement provides the Host Customer and Sunrun with the right to cancel suc h Residential Solar Customer Agreement in certain circumstance s. Should either Host Customer or Sunrun cancel the Residential Solar Customer Agreement or such agreement is otherwise terminated according to its terms prior to performance of the applicable Addendum by Contractor, Sunrun shall have the right, upon written notice to Contractor, to cancel the applicable Addendum .

(b) Sunrun’s Right to Terminate for Convenience. In addition to the foregoing, Sunrun may terminate this Contract or any Addendum by providing written notice to Contractor that contains a termination effective date that is not less than 30 days from the date of such notice. In the event of such termination, unless the termination notice provides otherwise, the Parties may, at Sunrun’s discretion as set forth in the notice, fulfill the Addenda executed as of the termination notice date and this Contract shall terminate upon the completion of all Work related to the Solar Facilities contemplated by such Addenda.

-17-

(c) Sunrun’s Right to Cancel for Lack of Timely Progress. If Sunrun has not received Design Documents and a Notice to Proceed request within 90 days of the Customer Signing Date, Sunrun may cancel each addenda with seven (7) days written notice to Contractor.

(d) Contractor’s Obligations Upon Cancellation of an Addendum. Upon Contractor’s receipt of notice cancelling an Addendum pursuant to Section 5.5(a) or Section 5.5(b) or Section 5.5(c), Contractor shall, unless the notice directs otherwise:

(i) Immediately discontinue the Work on the date and to the extent specified in such notice and make the Work ready for use under other Addenda or storage as may be directed by Sunrun;

(ii) Place no further orders for materials or equipment or enter into Subcontracts relating to such Addendum;

(iii) Promptly make every reasonable effort to procure cancellation upon terms reasonably satisfactory to Sunrun of all orders,Subcontracts and rental agreements relating to the Addendum, or modification of such orders, Subcontracts and rental agreements to account for cancellation of such Addendum;

(iv) Deliver to Sunrun all information prepared hereunder with respect to the Solar Facility as may be reasonably requested by Sunrun and which has been paid for by Sunrun, including all Design Documents, Rebate Documentation, as-built drawings (completed or in progress), and other information prepared hereunder as of the date of termination and assign to Sunrun, to the extent assignable, all issued Governmental Authorizations and other rights and documents referenced herein; and

(v) Thereafter execute only that portion of the Work under such cancelled Addendum as may be directed by Sunrun to preserve and protect the Work already in progress and any equipment and materials present on the Host Customer’s Site or in transit thereto.

-18-

(e) Contractor’s Remedies. Contractor waives any claims for consequential damages, including loss of anticipated profits for uncompleted Work, on account of a cancellation or termination by Sunrun pursuant to Section 5.5 and shall accept as its sole remedy payment of: (i) the Contract Price attributable to the Work (including any Work in progress and equipment and materials purchased) properly performed by Contractor and its Subcontractors under the Addendum as of the effective date of cancellation provided that such Work is properly evidenced in such manner reasonably requested by Sunrun; (ii) reimbursement for any Subcontractor termination costs provided that such termination costs are properly evidenced in such manner reasonably requested by Sunrun; and (iii) any other out-of-pocket costs and expenses reasonably incurred by Contractor as a result of such cancellation which, under the circumstances and Contractor’s exercise of reasonable diligence, cannot reasonably be avoided by Contractor and are a direct result of such termination and provided that such Work is properly evidenced in such manner reasonably requested by Sunrun. Contractor shall use best efforts to minimize any such costs of cancellation. For the avoidance of doubt, the Parties agree that any costs or compensation for customer acquisition costs or costs or compensation related sales or marketing activities shall not be included in the payments Contractor is entitled to under this Section 5.5(e). Sunrun shall direct Contractor to either, at Sunrun’s option, retain all equipment and materials procured for use in performing the Work under such cancelled Addendum for use in assoc iation with performing Work under other executory or future Addenda, or shall provide shipping instructions to Contractor to have such equipment and materials delivered to Sunrun at Sunrun’s expense . Payments for cancellation under this Section 5.5 shall be due within ten (10} Business Days of Sunrun’s receipt and acceptance of a substantiated, itemized invoice and the delivery of any such Work pursuant to the previous sentence (if such delivery is Sunrun’s selected opt ion).

ARTICLE 6- CONTRACT PRICE AND PAYMENT TERMS

6.1 Amount. Sunrun sha ll pay to Contractor the lump sum Contract Price set forth in each Addendum in accordance with the provisions of this Article 6. The Contract Price for each Addendum may be adjusted solely pursuant to a written Change Order as set forth in Article 5.

6.2 Payment Schedule. Sunrun shall make progress payment s based on Contractor’s completion of the milestones and events specified in Exhibit C to this Contract. Sunrun shall pay the amount specified for each milestone according to the terms specified in Exhibit C of this Contract (each a “Milestone Payment”) subject to Section 6.2(c) and/or other provisions of this Contract which allow for offset and withholding of Milestone Payment.

(a) Requests for Payment ; Processing. When Contractor believes it has achieved a milestone under an Addendum, Contractor shall send Sunrun a request for payment (“Request for Payment”). Each Request for Payment shall contain a completed Sunrun Milestone Verification Statement signed by the Host Customer and Contractor and all evidence required by the Sunrun Milestone Verification Statement. Contractor shall submit Milestone Verification Statements as well as the relevant documentation and notices for each Milestone as set forth in Exhibit C within three (3} Business Days of achieving each relevant Milestone. Contractor shall be in breach of this Contract if it does not timely submit Milestone Verification Statements and relevant documentation and notices as set forth in Exhibit C to Sunrun within three (3} Business Days of achieving each relevant Milestone. Contractor acknow ledges and agrees that a breach of this provision by Contractor may cause substantial damages to Sunrun. Sunrun may either accept the Sunrun Milestone Verification Statement for the relevant milestone, and the relevant attachments and evidence set forth in the Milestone Verification Statement or physically inspect the Solar Facility within five (5) Business Days’ notice of the milestone completion. Sunrun shall make a verification decision within two (2) Business Days of any of the above actions.

-19-

(b) Payment by Assignee. Contractor acknowledges that progress payments based on each milestone achieved under a particular Addendum may be paid by Assignee, and Contractor agrees to accept such payments from Assignee as though such payments were made by Sunrun.

(c) Payment Terms. Contractor hereby expressly agrees and acknowledges that if the Contractor Delay Percentage for any Delaying Utility exceeds the Contractor Delay Percentage Limit, Sunrun may in its sole and reasonable discretion (i) suspend the issuance of any new notices to proceed regarding Solar Facilities that would be connected to such Delaying Utility; and (ii) suspend any payments due to Contractor on Solar Facilities that would be connected to such Delaying Utility. Sunrun’s obligation to make payments or issue a notice to proceed shall resume for Solar Facilities that would be connected to such Delaying Utility when the Contractor Delay Percentage of such Delaying Utility is reduced below: 5.0% (“Contractor Delay Percentage Limit”).

6.3 Payment for Change Orders. In the event that Contractor has performed Work in accordance with a Change Order to this Contract and Contractor desires to receive payment for such Work, Contractor shall include the following as part of the payment request:

(a) Each Change Order number for which Work has been performed;

(b) The price of each Change Order; and

(c) The amount of payment being requested under each Change Order.

Upon receipt of the above and subject to Sunrun’s verification and approval, Sunrun will pay eighty (80%) percent of the amount specified for the Change Order Work within ten (10) Business Days. The remaining twenty (20%) percent of the Change Order Work price shall be paid to Contractor ten (10) Business Days following the date Contractor achieves Final Completion.

-20-

6.4 Waiver of Liens. Upon each payment by Sunrun, Contractor will submit the appropriate waiver and release form required under California Civil Code 3262 or a substantially similar waiver and release form acceptable under the governing law of the State where the Solar Facility is located. So long as the Contractor has been paid to the extent required under the terms of this Contract, the Contractor shall promptly, but in any event within five (5) Business Days after notice from Sunrun thereof, discharge and release any Liens filed by Contractor or Subcontractors in connection with the Work, including all expenses and attorneys’ fees incurred by Contractor in discharging any such Liens by bonding, payment or otherwise. If Contractor fails to discharge any Lien(s) upon Sunrun, the Assignee, the Host Customer’s Site, the Solar Facility, or upon any other Work within such five (5) Business Day period, Sunrun or Assignee (as applicable) shall have the right, at its option, to pay or settle such Lien(s) and Contractor shall, within five (5) Business Days of request by Sunrun or Assignee (as applicable), reimburse Sunrun or Assignee (as applicable) for all costs incurred by either Sunrun or Assignee to discharge such Lien(s) including administrative costs, attorneys’ fees and other expenses. If Contractor fails to reimburse Sunrun within five (5) Business Days pursuant hereto,Sunrun, at its sole discretion,shall have the right to offset and withhold from Milestone Payments any costs incurred in discharging a Lien including administrative costs,attorney’s fees and other expenses.

6.5 Withholding. Sunrun may elect to withhold amounts payable under this Contract to such extent necessary,in Sunrun’s reasonable discretion , because of:

(a) Defective Work not remedied;

(b) Third party claims filed or reasonable evidence indicating probable filing of such claims;

(c) Damage to the project site, Sunrun,or any related third party;

(d) Damage for breach of this Contract by Contractor ;

(e) Claims for which Sunrun is entitled to indemnification; and

(f) As otherwise set forth in this Contract.

6.6 Late Payments. Interest in the amount of the Default Rate will be charged to payments past due according to the terms set forth in Exhibit C. A payment shall not be deemed late if the payment, or any portion thereof, is disputed, withheld pursua nt to Section 6.5, or otherwise reasonably contested under the terms of this Contract by Sunrun .

6.7 Taxes. The Contract Price expressed in any Addendum includes all taxes (including sa les, use, excise, ad valorem, service, business, occupation or similar taxes), assessments, duties, tariffs, levies, charges and rates (“Taxes”) that are imposed by any Governmental Authority on or with respect to the Solar Facility, the Work and Contractor, including all income tax imposed on or with respect to the Contractor or Subcontractor, employee benefit taxes (whether imposed on Contractor or Subcontractor) , fees for Governmental Authorizations for which Contractor is responsib le under this Contract, taxes imposed upon the Work or wages of Contractor’s employees, agents and representatives. If Sunrun pays any such Taxes or fees set forth above on account of Contractor, Sunrun may either invoice Contractor for such amounts or set off such amounts against amounts due and owing under the applicable Addendum or other future Milestone Payments. From time to time, but no more than once per quarter, Sunrun may request and Contractor shall deliver evidence of the taxes paid by Contractor under this Contract and any applicable Addendum.

-21-

ARTICLE 7 -TITLE; RISK OF LOSS; SECURITY INTEREST; FORCE MAJEURE

7.1 Passa ge of Title. Provided that Sunrun complies with its payment obligations hereunder, Contractor represents and warrant s that: (1) legal title to and ownership of all solar photovoltaic modules and inverters, shall pass to Sunrun or its assignee free and clear of any and all Liens as warranted in Section 11 upon Contractor’s receipt of Milestone 1payment by Sunrun or any evidence of an accounting adjustment for any Milestone 1payment which was withheld or offset pursuant to this Contract; (2) legal title to and ownership of all other materials and equipment shall pass to Sunrun or its assignee free and clear of any and all Liens as warranted in Section 11 upon Contractor’s receipt of Milestone 3 payment by Sunrun or any evidence of an accounting adjustment for any Milestone 3 payment which was withheld or offset pursuant to this Contract .

7.2 Risk of Loss. Sunrun or its assignee shall assume the risk of loss for all materials and equipment incorporated into the Work upon Contractor’s receipt of Milestone 3 payment by Sunrun. Contractor shall retain the risk of loss on all materials and equipment incorporated into the Work until receipt of Milestone 3 payment by Sunrun .

7.3 Force Majeure. Each Party shall be excused from performance and shall not be considered to be in defa ult with respect to any obligation hereunder, except for Sunrun’s obligation to pay money in a timely manner for services actually performed by Contactor or other liabilities act ually incurred by Sunrun, if and to the extent that its failure of, or delay in, performance is due to a Force Majeure Event; provided that :

(a) such Party gives the other Party written notice describing the particulars of the Force Majeure Event as soon as is reasonably practicable;

(b) the suspension of performance is of no greater scope and of no longer duration than is reasonably required by the Force Majeure Event;

(c) no obligations of the Party that arose before the occurrenc e causing the sus pensio n of performance shall be exc used as a result of the occurrence of the Force Majeure Event unless the performance of such obligation s is impaired by the Force Majeure Event;

(d) the Party uses commercially reasonable efforts to overcome or mitigate the effects of the Force Majeure Event; and

-22-

(e) when the Party is able to resume performance of its obligations under this Contract, such Party shall give the other Party written notice to that effect and shall promptly resume performance hereunder .

ARTICLE 8- INSURANCE

8.1 Coverage. Contractor shall provide for and maintain commenc ing with Sunrun’s issuance of the notice to proceed and continuing uninterrupted until at least the expiration of Contractor’s warranty obligations under this Contract, the following minimum insurance coverage, written with carriers acceptable to Sunrun :

(a) Workers’ compensation,subject to statutory limits;

(b) Commercial general liability, in an amount not less than one million ($1,000,000} dollars per occurrence and two million ($2,000,000) dollars annual aggregat e, provided the annual aggregate will apply separately to the Work under this Cont ract, including, but not limited to, premises-operat ions, products-completed operations hazard, contractual liability, broad form property damage, personal injury, and coverage for subcontracto rs and/or independent contractors;

(c) Commercial automobile liability, in an amount not less than a combined bodily injury and property damage limit of one million ($1,000,000} dollars per accident covering hired, owned, and non-owned vehicles;

(d) Umbrella or excess liability insurance with a limit of five million ($5,000,000} dollars per occurrence and in the annual aggregate in excess of the limits of insurance provided in Sections 8.l(b), (c), and (d); and

(e) Any other insurance required by applicable Laws.

The insurance policies procured by Contractor pursuant to this Article 8 shall provide Sunrun with a minimum twenty (20) Business Days’ notice in the event of cancellation or material change in the conditions or amount s of coverage.

8.2 Subrogation . All of Contractor’s insurance policies procured pursuant to Section 8.1 shall include a waiver of subrogation by the insure rs in favo r of Sunrun, and Sunrun’s lenders, and each of their respective assignee s, affiliates, agents, officers, directors, employees,insurers or policy issuers and a waiver of any right of the insurers to any set-off or counterclaim ,whether by endorsement or otherwise, in respect of any type of liability of any of the Persons insured under any such policies .

-23-

8.3 Additional Insured. The insurance policies procured by Contractor pursuant to Sections 8.l(b) through ifil shall name Sunrun as an additional insured, and shall also name additional insured entities as set forth in Exhibit D.

8.4 Certification . Prior to commencement of the Work, Contractor shall furnish to Sunrun certificates of insurance indicating that the insurance coverage and conditions set forth in this Article 8 have been put in place. Upon the request of Sunrun, Contractor sha ll provide certified copies of the insurance policies as described in Section 8.1, excluding for such documents only those sections describing the premium amounts paid therefore. However, Contractor shall be solely responsible for the timely payment in full of premiums for all such insurance procured pursuant to this Article 8.

8.5 Subcont ractor’s Insurance. Contractor shall cause any Subcontracto rs to maintain workers’ compensation and other ins urance consistent with this Contract .

8.6 Insurance Review. At least once annually, on or before the anniversary of the Effective Date, Sunrun and Contractor shall meet to evaluate and revise the insurance amounts a nd coverage maintained by Contractor pursuant to this Contract.

8.7 Financial Review. From time to time, but no more than once per quarter ,Sunrun shall have the right to request and Contractor agrees to provide financial statements prepared in accordance with GAAP evidencing the financial condition of the Contractor at the time of the request. The financial statements requested and provided shall be at Sunrun’s reasonable discretion.

ARTICLE 9 - INDEMNIFICATION

9.1 Indemnification by Contractor. Contractor shall indemnify, defend and hold harmless Sunrun, its officers, director s, agents, employees, and assigns from and against any and all Claims and Liens, whether arising in equity, at common law, or by stat ute, under any lega l theory, for: (i) the bodily injury (including deat h) or property damage to such third party to the extent caused by the negligence or willful misconduct of, or violation of laws or breach of this Contract or an Addendum by, Contractor (ii) Contractor’s violation of Laws or breach of the Contract and (iii) for remedial obligations and response costs resulting from Contractor’s violation of applicable Law or breach of this Contract or an Addendum by, Contractor. This indemnification obligation shall apply regardless of the amount of insurance coverage held by Sunrun.

9.2 Indemnification by Sunrun. Sunrun shall indemnify, defend and hold harmless Contractor, its officers, directors, agents,emp loyees, and assigns from and against any and all Claims with respect to any third party,whether arising in equity,at common law,or by statute, under any legal theory, to the extent caused by or resulting from the negligence or willful misconduct of, or violation of laws by or any breach of this Contract by Sunrun or any of its directors, officers, employees or agents. This indemnification obligat ion shall apply regardless of the amount of insurance coverage held by Contractor.

-24-

9.3 Obligations of Indemnifying Party. If Contractor determines that it is entitled to indemnification under this ARTICLE 9, Contractor shall promptly notify Sunrun in writing of the loss, and provide all reasonably necessary or useful information, assistance and authority to settle and/or defend any loss. In the event of a loss claimed by a third party, the selection of counsel, the conduct of the defense of any lawsuit, arbitration, or other proceeding, and any settlement shall solely be within Sunrun’s control, provided that the Contractor shall have the right to participate in the defense of such loss using counsel of its choice, at its expense. If Sunrun determines that it is entitled to indemnification under this ARTICLE 9, Sunrun shall promptly notify the Contractor in writing of the loss or claim. In the event of a loss or claim by a third party, the selection of counsel,the conduct of the defense of any lawsuit, arbitration,or other proceeding, and any settlement shall solely be within the Sunrun’s control, provided that the Contractor shall have the right to participate in the defense of such claim or loss using counsel of its choice, at its expense . Prior to the finalization of any settlement or claim, Sunrun shall use reasonable efforts to confer with Contractor regarding such sett lement.

ARTICLE 10 -TESTING, SUBSTANTIAL COMPLETION, AND FINAL COMPLETION

10.1 Notice of Application to Interconnect; ITC Damages.

(a) Notice of Application to Interconnect. Contractor shall provide Sunrun with written notice (the “Interconnection Notice”) of completion and submission to the Utility of the application to interconnect the Solar Facility to the Utility’s grid. The Interconnection Notice shall be sent to the email address set forth in Section 2.3 or through other agreed upon electronic communication no later than one (1) Business Day following submission of the completed final interconnection application to the Utility. Contractor shall not proceed with activating the Solar Facility to the Utility’s grid until a PTO Approval has been issued by the Utility for the Solar Facility and Milestone 3 Payment has been received.

(b) ITC Jeopardy; Contractor’s Failure to Timely Provide Notices. The date on which all of the following notices are received by Sunrun shall be deemed the “Construction-In-Progress Date”: (i) completion of Milestone 1 as defined in Exhibit C, (ii) completion of Milestone 2 as defined in Exhibit C, (iii) the successful testing of the Solar Facility pursuant to Section 10.2, and (iv) the Interconnection Notice. Should the date of the PTO Approval not be at least two (2) Business Days later than the Construction-In-Progress Date, Assignee’s ability to claim the ITC may be jeopardized (“ITC Jeopardy”). If, in a case of ITC Jeopardy, in its sole discretion, Sunrun determines that the ITC will not be available to Assignee with respect to the particular Addendum, Contractor and Sunrun agree that Sunrun’s (or Assignee ‘s, as applicable) exclusive remedy shall be a reduction in the Contract Price associated with the applicable Addendum by forty-five percent (45%) (“ITC Damages”) . Contractor shall pay such ITC Damages within ten {10) days following Sunrun’s (or Assignee’s, as applicable) issuance of such invoice. Alternatively, Sunrun or Assignee may set off such amounts against subsequent amounts due and owing under this Contract or the applicable Addendum. ITC Damages not paid when due (and if not set off by Sunrun or Assignee) shall accrue interest at the Default Rate until paid. If Sunrun or Assignee subsequently obtains some or all the benefit of the ITC,or the benefit of any other similar or replacement monetary tax credit or incentive program, for example in a later year, Sunrun or Assignee shall promptly pay to Contractor a corresponding amount, up to the amount previously paid by Contractor as ITC Damages for the particular Addendum. Sunrun acknowledges that as long as cash grants are available under Section 1603 of The American Recovery and Reinvestment Act of 2009, ITC Damages will not apply.

-25-

10.2 Testing. All equipment shall be tested to confirm that the equipment: (i) performs to the technical specifications set forth in the Addendum; (ii) adheres to the manufacturer’s installation specifications and installation standards; and (iii) is tested in accordance with Exhibit G. A Sunrun representative has the right to witness the testing. Sunrun shall notify Contractor in writing or by email or other electronic communication upon completion of testing if the Solar Facility failed the test. If the Solar Facility fails the test, then Contractor shall take all reasonable steps necessary to permit the Solar Facility to pass the test identified in this Section 10.2 and the test procedure set forth herein shall be repeated until the Solar Facility passes the test. To the extent Contractor incurs, or will incur,additional costs to permit the Solar Facility to pass the test due to a problem with the Sunrun Provided Items, Contractor shall submit an executed Contractor’s Change Request reflecting the additional Work and cost to Sunrun and Sunrun shall promptly accept and execute a Change Order for such request. Sunrun will use Prudent Practices to perform subsequent tests remotely. Sunrun may check the meter reading at the Host Customer’s Site or via its proprietary Internet monitoring system to verify the Solar Facility generation performance in accordance with the technical specifications set forth in the Addendum .

10.3 Substantial Completion . When Contractor believes it has achieved Substantial Completion, it shall notify Sunrun in writing including a copy of the completed Sunrun Milestone Verification Statement and inspection certificate signed by the applicable Governmental Authority. If Sunrun determines that the requirements of Substantial Completion have not been satisfied, it shall deliver to Contractor a written statement to that effect within ten (10) Business Days after testing has been completed and shall give the reasons therefore, in which event Contractor shall perform such additional Work to achieve Substantial Completion. Thereafter, Contractor shall have the right to issue another notice of Substantial Completion. The foregoing procedures shall be repeated until Contractor achieves Substantial Completion. The achievement of Substantial Completion shall not relieve Contractor of its other obligations under this Contract,including its obligation to achieve Final Completion, in a timely manner.

-26-

10.4 Punch List. Within ten (10) Business Days following Contractor’s achievement of Substantial Completion, Sunrun may provide Contractor with written notice of Punch List Items that must be completed by Contractor for Contractor to achieve Final Completion. In the event of a dispute as to any item, Sunrun shall have the final decision on the contents of the Punch List Items. Contractor shall diligently perform the Work on the Punch List Items. The Parties shall close the Punch List Items as they are completed. If Contractor has not completed any of the Punch List Items within a period of time after the date Substantial Completion was achieved equal to ten (10) Business Days, Sunrun shall have the right to arrange for the outstanding Punch List Items to be completed or supplied by third parties. The reasonable cost thereof shall at Sunrun’s option, be deducted from the Contract Price and/or billed to Contractor .

10.5 Final Completion. No later than three (3) Business Days after having achieved Substantial Completion, Contractor shall take all necessary action to complete or cause to be completed all actions set forth in Section 10.S(b) . Contractor ‘s achievement of Final Completion may be reasonably delayed by inspections by the Utility and Governmental Authorities. When Contractor believes it has achieved Final Completion pursuant to Section 10.S(b), it shall notify Sunrun in writing, stating in detail its basis for this conclusion . Sunrun shall notify Contractor within two (2) Business Days in writing whether Sunrun concurs that the conditions to Final Completion have been satisfied or which conditions Sunrun believes Contractor has failed to satisfy.

(b) In order to achieve Final Completion with respect to a Solar Facility, Contractor shall: (i) achieve Substantial Completion (ii) close out all Punch List Items to the satisfaction of Sunrun; (iii) provide Sunrun a complete set of “as-built” drawings per the requirements of Section 3.14; (iv) comply with all inspections of the Solar Facility by the Utility and Governmental Authorities; (v) provide a copy of a Solmetric or Pathfinder shade study for the Solar Facility as-built; (vi) provide a copy of the Solar Facility’s equipment warranties as required by Section 11.3; (vii) provide copies of completed and submitted Rebate Documentation, including the applicable confirmation letters; (viii) provide a copy of the Solar Facility’s completed inspection certificate issued by the applicable Governmental Authority ; and (ix) provide evidence of PTO Approval satisfactory to Sunrun in its reasonable discretion and (x) upload set of photographs of Solar Facilities and Work after Substantial Completion is achieved as set forth in the Sunrun Installer Handbook.

ARTICLE 11-WARRANTIES/LIMITATION OF LIABILITY

11.1 Contractor’s Warranties and Covenants.

(a) Contractor covenants and warrants that: (i) all Work is of good quality and installed, constructed and accomplished in a good and workmanlike manner and using skill, care and diligence consistent with all manufacturer’s requirements and Prudent Practices; (ii) Contractor shall procure, supply, install, construct and test the Work so that all Work performed prior to and as of Final Completion complies with all Laws, permits, codes, and standards; and (iii) all material and equipment constituting any portion of the Work are in good order and are new when installed.

-27-

(b) Contractor provides a limited warranty to all Contractor-supplied materials and services used in this project against defects in material or workmanship for a period of ten (10) years following Substantial Completion of all work. During this period, Contractor will repair or replace any defective component of the warranted goods at Contractor’s own expense, and shall be responsible for all Claims that result from such breach of warranty, including without limitation, damages incurred by Host Customer or Sunrun . Sunrun sha ll notify Contractor in writing of any defect, malfunction, or nonconformity of the warranted goods or services. Upon receipt of such notice, Contractor shall repair or replace the defective, malfunctioning, or nonconforming warranted goods or services within three (3) Business Days subject to replacement part availability. Contractor ‘s failure to remedy a breach of these warranties within twenty (20) Business Days shall be deemed a material breach of this Contract. In addition to the rights and remedies provided Sunrun under this Contract and under statutory and common law, Sunrun at its option and after notice to Contractor shall have the right to either perform the necessary Work and the cost thereof shall be paid by Contractor, or forego the undertaking of any Work and receive from Contractor a refund of money. At Sunrun’s so le discretion, it shall be entitled to withhold amounts due hereunde r from other Milestone Payments.

11.2 Service Level.

(a) General. For the duration of Contractor’s warranty provided herein, Contractor shall respond to requests sent by Sunrun to Contractor to perform service on a Solar Facility that has malfunctioned or underperformed (such request, a “Service Request”), and Contractor hereby accepts the engagement and agrees to perform the Service Requests. Contractor shall perform work for Service Requests in accordance with Prudent Practices and the Sunrun Service Manual.

(b) Timing. Contractor shall initially respond to such Service Request by visiting the Solar Facility within two (2) business days of such Service Request to conduct an evaluation. Contractor shall promptly perform the necessary repairs or service of the Solar Facility within three (3) Business Days of the Service Request, subject to replacement part availability . If Contractor does not repair the Solar Facility within such three (3) Business Day period, Contractor sha ll owe to Sunrun liquidated damages in the amount of $25 per day beginning on the fourth (4th) Business Day after the Service Request until the necessa ry repairs to the Solar Facility are complete. In addition, if Contractor does not respond to a Service Request in a timely manner, as determined by Sunrun in its reasonable discretion,Sunrun shall hire a different contractor to perform the Service Request and sha ll, at Sunrun’s discretion, either invoice Contractor for the costs of that Service Request (invoice to be paid within 10 days of receipt) or offset the costs of the Service Request from Milestone Payments owed to Contractor under this Contract.

-28-

(c) Standard of Performance. Contractor shall perform the Service Requests in a manner that is (i) safe, prudent and reasonable, (ii) in accordance with good professional standards applicable to the residential solar electric systems industry at the time of the performance; (iii) consistent with Prudent Practices, to the extent applicable; (iv) consistent with the requirements applicable to on-site generation, if any, of the applicable local electric distribution utility; (v) in compliance with all vendor equipment warranty requirements, maintenance instructions and specifications; (vii) in compliance with all Laws, and (viii) reasonably calculated to maximize the availability, output and reliability of the Solar Facility and to minimize operating expenses of the Solar Facility.

(d) Non-Warranty Services. In the event Contractor determines consistent with Prudent Practices, or Sunrun identifies that the Service Request includes Non-Warranty Services, Contractor shall perform such Non-Warranty Services on a time and materials basis, at a rate schedule set forth in Exhibit J. Contractor will submit an invoice for payment reasonably promptly following comp letion of such Non-Warranty Services, and Sunrun shall make payment on such invoice in accordance with Article 6 provided that if Contractor does not submit an invoice for the Non-Warranty Services within 90 days of completion of such Non-Warranty Services, no payment shall be due from Sunrun for such Non-Warranty Services. Contractor provides a limited warranty to all Contractor-supplied materials and services used in Non- Warranty Services against defects in material or workmanship for a period of ten (10) years following the date the Non-Warranty Service is performed except for wildlife guards which shall be warranted for a period of 5 years from the date installed . During this period,Contractor will repair or replace any defective component of the warranted goods at Contractor’s own expense, and shall be responsible for all Claims that result from suc h breach of warranty, including without limitation, damages incurred by Host Customer or Sunrun. All Non-Warranty Services shall be performed in accordance with prudent practices in the construction industry and the Sunrun Service Manual.

11.3 Sunrun Quality Standards. Sunrun may inspect Solar Facilities at its discretion. If any inspected Solar Facilities do not meet Quality Standards as defined in Exhibit H or are not installed in accordance with Prudent Practices and/or the Sunrun Installer Handbook, Contractor will remedy any deficiencie s identified in the inspection within ten (10) business days, and will reimburse Sunrun for the inspection cost in an amount up to three hundred dollars ($300) for each Solar Facility.

11.4 Limited Roofing Warranty. Contractor provides a limited warranty for all roofing penetrations made by Contractor for the solar electric system installation for a period of five (S) years. Contractor will not warr ant any roofing related issues outside of the scope of the Work required to install the Solar Facility.

-29-

11.5 Eauioment Warranties. In procuring all equipment necessary for the Work, Contractor shall obtain all applicable manufacturers’ warranties. In performing the Work, Contractor warrants that it will install all equipment in such a manner as to not void or otherwise negate any manufacturers’ warranty. On the date that Contractor achieves Final Completion, Contractor shall deliver to Sunrun or Assignee all manufacturers’ warranties it obtained when procuring the equipment which shall be for the sole benefit of Sunrun.

11.6 Warranty Parity. In the event that Contractor offers additional, improved, or extended warranties to Contractor’s direct customers, those same warranties shall be extended to Sunrun; provided that if such additional, improved or extended warranties are optional and offered at an additional cost to Contractor’s direct customers, if Sunrun opts to pay such additional funds for such warranties, such warranties will be given under similar terms, conditions and circumstances.

11.7 Warranty of Title. Provided that Sunrun complies with its payment obligations hereunder, Contractor warrants good title to all Work and guarantees that title,when it passes to and vests in Assignee as described in Section 7.1, shall be free and clear of any and all Liens arising as a result of any actions or failure to act of Contractor, its Subcontractors or their employees or representatives. In the event of any failure to conform to this warranty, Contractor, upon prompt notice of such failure, shall defend the title to the Work.

11.8 Warranties’ Transfer. In the case that Sunrun or Assignee sells a Solar Facility, but does not physically move the Solar Facility or otherwise invalidate the manufacturers’ warranties associated with the Solar Facility, the warranties granted herein shall remain in effect and shall transfer to the new owner of the Solar Facility.

11.9 Exceptions/Exclusions from Warranty. Repair of the following items is specifically excluded from Contractor’s warranty: any materials that were modified, altered, repaired, or attempted to be repaired by anyone other than Contractor; any damages resulting from lack of Sunrun maintenance; damages resulting from Sunrun or owner of the project site abuse; aesthetic changes, damages due to animals, weather or natural disasters; damages resulting from mold, fungus and other organic pathogens, unless caused by the negligence of Contractor as a direct result of a construction defect causing water infiltration into a part of the structure; shrinking/cracking of grouts and caulking; and fading of paints and finishes exposed to sunlight.

11.10 Warranty Disclaimer. THE EXPRESS WARRANTIES CONTAINED HEREIN ARE EXCLUSIVE AND IN LIEU OF ALL OTHER STATUTORY, EXPRESS OR IMPLIED WARRANTIES , INCLUDING ANY WARRANTIES OF MERCHANTABILITY, HABITABILITY, OR FITNESS FOR A PARTICULAR USE OR PURPOSE. ANY STATUTORY OR IMPLIED WARRANTIES ARE WAIVED TO THE FULLEST EXTENT PERMISSIBLE UNDER STATE AND FEDERAL LAW.

-30-

11.11 Limitation of Liability. To the fullest extent permitted by law, the maximum aggregate liability of either Party to the other Party under this Contract shall not exceed the sum of the Contract Prices for all executed Addenda . This limitation applies to any and all injuries, damages, claims, losses, or expenses (including attorneys’ fees) arising out of this Contract from any cause or causes. This limitation on liability shall not apply to limit the indemnification obligations set forth in this Contract and shall also not apply to breach of the confidentiality provisions set forth in this Contract.

11.12 Liquidated Damages not a Penalty. The Parties acknowledge and agree that it may be difficult or impossible to determine with precision the amount of damages that would or might be incurred by Sunrun or Assignee as a result of Contractor’s failure, under each Addendum, to comply with the obligations set forth in Section 4.5 (Delay Fees and Financial Fund Delay Fees), and Section 10.1 (ITC Damages) . It is understood and agreed that: (i) Sunrun may be damaged by Contractor’s failure to meet such obligations; (ii) it would be impractical or extremely difficult to fix the actual damages resulting therefrom; and (iii) any sums payable under this Contract for failure to meet such obligations are in the nature of liquidated damages, and not a penalty, and are fair and reasonable estimate of compensation for the losses that Sunrun may reasonably be anticipated to incur by such failure .

11.13 Mutual Waiver of Consequential Damages. SUNRUN AND THE CONTRACTOR WAIVE CLAIMS AGAINST EACH OTHER FOR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATED TO THIS CONTRACT EXCEPT TO THE EXTENT THAT DELAY FEES, FINANCIAL FUND DELAY FEES OR ITC DAMAGES WOULD CONSTITUTE CONSEQUENTIAL DAMAGES. FOR PURPOSES OF THIS CONTRACT, “CONSEQUENTIAL DAMAGES” INCLUDES, BUT ARE NOT LIMITED TO THE FOLLOWING: (I) DAMAGES INCURRED BY SUNRUN FOR LOSSES OF USE, INCOME, PROFIT AND FINANCING; AND (II) DAMAGES INCURRED BY THE CONTRACTOR FOR PRINCIPAL OFFICE AND SITE OFFICE EXPENSES (INCLUDING BUT NOT LIMITED TO THE COMPENSATION OF PERSONNEL STATIONED THERE) AND FOR LOSSES OF INCOME,PROFIT OR FINANCING FROM OR RELATED TO THIS CONTRACT OR THE CONTRACTOR ‘S OTHER CONTRACTS. NOTWITHSTANDING THE FOREGOING, THIS WAIVER OF CONSEQUENTIAL DAMAGES SHALL NOT APPLY TO OR ACT TO LIMIT THE INDEMNIFICATION OBLIGATIONS OF EITHER PARTY OR LIABILITY FOR BREACH OF THE CONFIDENTIALITY PROVISIONS OF THIS CONTRACT.

ARTICLE12 - DEFAULT

12.1 Events of Default. Any of the following occurrences or events, by or against Contractor and by or against Sunrun, shall constitute a default under this Contract :

(a) Breach of any of the terms, conditions, representations, warranties , or guarantees ex pressed in this Contract; or

-31-

(b) Filing of a voluntary petition in bankruptcy, confession of insolvency, or any assignment for the benefit of Contractor ‘s creditors.

12.2 Sunrun’s Rights. In the event that Contractor is in default of this Contract pursuant to Section 12.1, and fails to cure such default within fifteen (15) days following receipt of written notice from Sunrun that an event of default has occurred, then this Contract may be immediately terminated by Sunrun for cause. Furthermore, Sunrun shall have the right to take possession of all of Contractor’s materials tools and equipment located at the project site for the purpose of completing the Work and may employ any other person, firm or corporation to finish the Work by whatever method Sunrun may deem expedient, provided, however, if Contractor has begun, in good faith, curing such default within the period specified above, but the cure using Prudent Practices requires a longer period to accomplish, then Sunrun shall have no cause for termination or Sunrun’s completion of the Work so long as Contractor is diligently pursuing such cure.

12.3 Contractor’s Rights. In the event that Sunrun is in default of this Contract pursuant to Section 12.1, and fails to cure such default within fifteen (15) days following receipt of written notice from Contractor that an event of default has occurred, then this Contract may be terminated by Contractor for cause, provided, however, if Sunrun has begun, in good faith, curing such default within the period specified above (other than defaults related to payments or financing obligations hereunder, which defaults must be cured within fifteen (15) days unless disputed in good faith), but the cure using Prudent Practices requires a longer period to accomplish, then Contractor shall have no cause for termination so long as Sunrun is diligent ly pursuing such cure. In addition, Contractor may suspend Work under an Addendum and will be entitled to an equitable adjustment to the required timelines in Section 4 upon five (5) Business Days’ advance written notice if Sunrun fails to pay any Milestone Payments due under any Addendum in a timely manner and fails to cure the delay in payment within the five (5) Business Day notice period, unless Sunrun’s delay of payment is expressly permitted by this Contract.

ARTICLE 13 - DISPUTE RESOLUTION

13.1 Negotiation. The Parties shall negotiate in good faith and attempt to resolve any dispute within thirty (30) days after the date that a Party gives written notice of such dispute to the other Party. In the event that the Parties are unable to reach an agreement within such thirty (30) day period (or such longer period as the Parties may agree) then either Party may initiate mediation in accordance with Section 13.2.

13.2 Mediation. If, after such negotiation, the dispute remains unresolved, either Party may require that non-binding mediation take place. If neither Party initiates mediation within thirty (30) days of failing to reach agreement pursuant to the procedures set forth in Section 13.1, then the Parties shall resolve the dispute in accordance with Section 13.3. In such mediation, representatives of the Parties with authority to resolve the dispute shall meet for at least three (3) hours with a mediator whom they choose together. If the Parties are unable to agree on a mediator, then either Party is hereby empowered to request the American Arbitration Association (“AAA”) to appoint a mediator. The mediator’s fee and expenses shall be paid one-half by each Party. If the Parties fail to reach a resolution within thirty (30) days of initiating mediation, then the Parties shall resolve the dispute in accordance with Section 13.3.

-32-

13.3 Arbitration. The laws of the State of California shall control in the event of any dispute concerning interpretation or enforcement of this Contract. Any dispute over the dollar limit of the small claims court arising out of this Contract shall be submitted to an experienced private construction arbitrator in a mutually agreeable location in California, or failing the ability of the parties to mutually agree on such a location, in the county where the party accused of a breach is headquartered, who shall be mutually selected by the parties to conduct a binding arbitration in accordance with Chapter 3, Title 9 of the California Code of Civil Procedure (CCP section 1282), including, but not limited to the right of discovery. The arbitrator shall also be a licensed attorney or retired judge who is familiar with construction law. If the parties cannot mutually agree on an arbitrator within sixty (60) days of written demand for arbitration, then either of the parties may submit the dispute to the AAA for arbitration according to the construction industry rules of the AAA, and the AAA shall administer the binding arbitration. Judgment upon the award may be entered in any court having juri sdiction thereof. The arbitrator’s award shall be detailed and set forth both the legal and factual basis of the award. This agreement to arbitrate will be specifically enforceable by any court with jurisdiction thereof .

13.4 Prevailing Party. The prevailing party in any arbitration or other legal proceeding related to this Contract may receive as an award it’s reasonable attorney ‘s fees, reasonable expert fees, costs, and expenses, subject to the arbitrator’s right to exercise his or her reasonable discretion in making such an award.

ARTICLE 14 - MISCELLANEOUS PROVISIONS

14.1 Assignment. Contractor may not assign or transfer this Contract or its rights or obligations hereunder, in whole or in part,without the prior written consent of Sunrun,which conse nt shall not be unreasonably withheld, conditioned, or delayed. A change in control of Contractor, as defined by the California State Board of Equalization, sha ll be considered an assignment under this provision. Subject to the foregoing sentence, this Contract shall be binding upon and inure to the benefit of the Parties hereto,their successor and assigns. Any purported assignment in violation of this Section is void ab initio.

14.2 Amendments. No change, amendment or modification of this Contract shall be valid or binding upon the parties hereto unless such change, amendment,or modification shall be in writing and duly executed by both Parties. If any subsequent amendment or modification of law, rules or regulations materially alters a Party’s obligations hereunder to its detriment, the Parties will negotiate in good faith a mutually-acceptable amendment of the affected obligations .

-33-

14.3 No Waiver. Any failure of Sunrun or Contractor to enforce any of the provisions of this Contract or to require at any time performance by Contractor or Sunrun of any of the provisions hereof during the pendency of this Contract shall in no way affect the validity of this Contract, or any part hereof, and shall not be deemed a waiver of the right of Sunrun or Contractor thereafter to enforce any and each such provision .

14.4 No Third-Party Beneficiaries in Host Customer. The Host Customer or any Subcontractor who may benefit hereby is an incidental beneficiary and shall not have the rights of a third party beneficiary of this Contract.

14.5 Applicable Law. This Contract shall be governed by, construed and enforced in accordance with the laws of the State of California.

14.6 Entire Contract; Channel Partner Agreement and Mutual Confidentiality Agreement.

(a) This Contract along with the (i) Addendum and Exhibits A through G. (which are incorporated into this Contract by this reference and deemed to be an integral part of this Contract), (ii) that certain Channel Agreement (“CA”) entered into by the Parties on January 25, 2015, and (iii) that certain Mutual Confidentiality Agreement (“MCA”) entered into by the Parties on November 3, 2014 contains the entire understanding of the Parties with respect to the subject matter hereof and supersede s any and all prior negotiations, contracts, agreements, commitments, and writings with res pect thereto. There are no oral understandings, terms or conditions and neither Party has relied upon any representation, express or implied, not contained in this Contract, the Addendum , the CPA and the MCA. Notwithstanding the forego ing, and by way of supporting and not s uperseding such CA and/or MCA, from the date of this Contract through the second anniversary of the termination hereof, each Party agrees, and shall cause its respective directors, officers, employees, consultants, advisors and affiliates, to treat and hold as confidential (and not disclose or provide access to any perso n) all business, technical,financial or other information of the other disclosing Party (“Confidential Information”) including, without limitation, information relating to trade secrets, patent applications, product development ,customer lists, pricing and marketing plans, policies and strategie s, details of client and consultant contracts, business acquisition plans and new personnel acquisition plans. Each Party further agrees to use (and not reverse engineer) the Confidential Information of the other disclosing Party sole ly for the purpose of advancing the business relationship contemplated under this Contract as expressly permitted or directed by the disclosing Party.

-34-

(b) Upon the expiration or termination of the CA, the Parties shall fulfill the Addenda executed as of the date of such expiration or termination and this Contract shall terminate upon the completion of all Work related to the Solar Facilities contemplated by such Addenda.

14.7 Relationship of Contract and Addendum. The Parties intend to enter into separate Addenda setting forth the particular terms and conditions for each Solar Facility designed, engineered, procured, installed and constructed by Contractor . As such, each Addendum executed on or after the Effective Date shall incorporate, in toto, all of the terms and conditions of this Contract. Each Addendum executed prior to the Effective Date shall continue to incorporate, in toto, all of the terms and conditions of the Contract . Each Addendum shall constitute a separate and distinct contractual relationship between the Parties.

14.8 Licensed Contractor Notice. Contractors are required by applicable Law to be licensed and regulated by the Contractors’ State License Board, which has jurisdiction to investigate complaints against contractors if a complaint regarding a patent act or omission is filed within four years of the date of the alleged violation. A complaint regarding a latent act or omission pertaining to structural defects must be filed within ten (10) years of the date of the alleged violation. Any questions concerning a contractor may be referred to the Registrar, Contractors’ State License Board, P.O. Box 26000, Sacramento, CA 95826

14.9 Contractor’s License. The Contractor’s California contractor’s license number is 972048.

14.10 Severability. If any term or provision of this Contract is determined to be invalid, in conflict with any Law, void, or otherwise unenforceable, and provided the terms and provisions of the Contract that are essential to the interests of Sunrun and the Contractor remain substantially in effect, then the remaining terms and provisions will continue in full force and effect and the offending term or provision will be given the fullest meaning and effect allowed by Law.

14.11 Survival. The provisions set forth in Articles 9, 11, 13 and 14, and any other provision which expressly survives termination of this Contract shall survive the completion of the Work, the payment of all portions of the Contract Price, and any termination of this Contract.

14.12 Performance of Obligations. If an obligation to be performed under this Contract falls due on a day other than a Business Day, the obligation shall be due on the next Business Day.

-35-

14.13 Further Assurances. Contractor and Sunrun agree to provide such information, execute and deliver any instruments and documents and to take such other actions as may be necessary or reasonably requested by the other Party which are not inconsistent with the provisions of this Contract and which do not involve the assumptions of obligations other than those provided for in this Contract, in order to give full effect to this Contract and to carry out the intent of this Contract. In addition, Contractor and Sunrun may enter into a mutually agreed upon separate agreement for the ongoing operation and maintenance of the Solar Facilities.

14.14 Mutual Non-disparagement. The Parties agree that its officers and directors will not make any disparaging remarks about or otherwise take any action that could be reasonably be expected to adversely affect the personal or professional reputation or prospects of the other Party. The Parties may disclose truthful and accurate facts and opinions about the other Party where required to do so by legal process (such as subpoena, court order, or similar process}; provided however, that the commenting Party shall notify the other Party in writing if such disclosure is sought within sufficient time to allow for a full and fair opportunity to object to such legal process.

14.15 Counterparts. This Contract and any Addendum may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument .

[Signature Page Follows]

-36-

IN WITNESS WHEREOF, the Parties have hereto set their hands as of the Effective date.

SUNRUN INC.		SOLARMAX RENEWABLE ENERGY PROVIDER, INC.

By:	/s/ Anne Bernnan	By:	/s/ David Hsu
Name:	Anne Bernnan	Name:	David Hsu
Title:	CFO	Title:	CEO
Date:	1/25/2015	Date:	1-30-15

Approved by Legal

Nisha Ramachandran

Signature page to Master Solar Facility Turnkey Contract

EXHIBIT A

FORM OF SOLAR FACILITY ADDENDUM CONTRACT

(Unique Residential Solar Customer Agreement No. ____________)

THIS SOLAR FACILITY ADDENDUM CONTRACT (“Addendum”) is made by and between Sunrun Inc. (“Sunrun”) and Solarmax Renewable Energy Provider, Inc.(“Contractor”) for the design, engineering, procurement, installation, and construction of the Solar Facility described herein. This Addendum hereby incorporates, in toto, the terms and conditions set forth in the Master Solar Facility Turnkey Contract (“Contract”), and all schedules and exhibits thereto, executed by Sunrun and Contractor on January 25, 2015. Capitalized terms contained herein have the meanings set forth in the Contract.

It is agreed:

SOLAR FACILITY

Contract Price:                      $______________________

Host Customer:                   ___________________________________________________________________

Street Address: Utility:      ____________________________________________________________________

Rebate Level:                      ____________________________________________________________________

TECHNICAL SPECIFICATIONS

System Size

Description	Rating
Standard Test Condition Direct Current (STC DC kilowatts) ..........
CEC Alternating Current (CEC AC kilowatts) ................................. .

A-1

Generation Equipment

Photovoltaic collectors	Description
Manufacturer ........................
Model number ......................
STC DC rating.........................
Quantity ................................

Inverters	Description
Manufacturer .....................
Model number ...................
Efficiency ............................
Quantity .............................

SOLAR FACILITY DESIGN DIAGRAMS

Attach the single-line diagram and aerial-view module layout for the Solar Facility to this document.

SITE SPECIFICATIONS

	Array 1	Array 2
Shading (% of solar access)
Jan
Feb
Mar
Apr
May
Jun
Jul
Aug
Sep
Oct
Nov
Dec
Mounting pitch (degrees)
Azimuth (degrees)
Offset (inches)
Production (kWh)

H-1

ASSIGNMENT

When transfer of the title to the Work occurs pursuant to Section 7.1 of the Contract, title to the Work shall be transferred to the Person (“Assignee”) designated in Exhibit A-1 for Sunrun use only.

MISCELLANEOUS

Neither this Addendum, nor the Contract, creates any employment, agency, partnership, joint venture or other joint relationship between the Parties. Should a conflict arise between the terms of this Addendum and the terms of the Contract that cannot be reconciled, the terms of this Addendum shall govern; provided, however, agreement on a conflicting term in this Addendum shall not operate to modify the conflicting term in the Contract for future addenda executed between the Parties. This Addendum may be executed in counterparts, each of which will be deemed an original, but all of which taken together will constitute but one and the same instrument.

H-1

SUNRUN INC.	SOLARMAX RENEWABLE ENERGY PROVIDER, INC.:

SIGNATURE	SIGNATURE

NAME	NAME

TITLE	TITLE

DATE	DATE

H-1

EXHIBIT B

MATERIALS EQUIPMENT AND SUPPLIES PROVIDED BY SUNRUN

Item	Quantity
Revenue-grade (ANSI C12 Class 0.2) digital residential meter including communication mechanism	1per solar facility

Meter seals	1per solar facility
Sunrun inverter sticker	Quantity as required
Sunrun asset tags	Quantity as required

B-1

EXHIBIT C

PAYMENT MILESTONES

Capitalized terms contained herein have the meanings set forth in the Master Solar Facility Turnkey Contract.

Milestone		Payment Due Contractor	Terms
(1)	Photovoltaic modules and inverter are delivered to the Host Customer’s Site and all Work necessary to design, engineer, construct and install a Solar Facility on a Host Customer Site is complete	60% of Contract Price	Payment initiated within 10 Business Days
(2)	Substantial Completion achieved	20% of Contract Price	Payment initiated within 10
Business Days
(3)	Final Completion achieved	20% of Contract Price	Payment initiated within 10
Business Days

Contractor shall have the option to invoice Sunrun once per Solar Facility Addendum reflecting the amounts due for each milestone .

C-1

EXHIBIT D

ADDITIONAL INSURED REQUIREMENTS

The following language shall be included on the Certificate of Insurance :

Description of Operations/Locations/Vehicles/Special Items (Limits May Be Subject To Deductibles or Retentions)

Program Administrator , its affiliates, subsidiaries, and parent company, and Program Administrator ‘s directors, officers, agents and employees with respect to liability arising out of the work performed by or for the Applicant and Host Customer are additional insureds if so provided by a blanket endorsement under the General Liability policy, or if by specific endorsement (such as ISO CG2010); and such General Liability policy shall be endorsed to specify that the Applicant’s and Host Customer’s insurance is primary and that any insurance or self-insurance maintained by Program Administrator shall not contribute with it.

The Certificate Holder shall be listed as required by the applicable Utility or solar incentive program administrator.

CANCELLATION

SHOULD ANY OF THE POLICIES DESCRIBED HEREIN BE CANCELLED BEFORE THE EXPIRATION DATE THEREOF, THE INSURER AFFORDING COVERAGE WILL ENDEAVOR TO MAIL 30 DAYS WRITTEN NOTICE TO THE CERTIFICATE HOLDER NAMED HEREIN, BUT FAILURE TO MAIL SUCH NOTICE SHALL IMPOSE NO OBLIGATION OR LIABILITY OF ANY KIND UPON THE INSURER AFFORDING COVERAGE, ITS AGENTS OR REPRESENTATIVES .

D-1

EXHIBIT E

ACCEPTABLE FORMATS FOR DRAWINGS

The following formats are acceptable for the electronic presentation of all project drawings from Contractor to Sunrun.

•	Adobe PDF

•	AutoCAD

E-1

EXHIBIT F

WORK EXCLUSIONS

Unless specified to the contrary in an applicable Addendum, the services, activities and work set forth in this Exhibit F are excluded from the scope of Work performed by Contractor pursuant to the Contract and each Addendum (“Excluded Work”). Capitalized terms contained herein have the meanings set forth in the Master Solar Facility Turnkey Contract.

1. Remove or dispose of any Hazardous Substances that currently exist on the Host Customer’s Site;

2. Improve the construction of the roof or the Host Customer’s Site to support the Solar Facility;

3. Remove or replace existing rot,rust,or insect infested structures ;

4. Provide structural framing for any part of the Host Customer’ s Site;

5. Pay for or correct construction errors, omissions, and deficiencies by the Host Customer or contractors hired by the Host Customer;

6. Pay for,remove,or remediate mold,fungus, mildew,or organic pathogens;

7. Upgrade the Host Customer ‘s Site’s existing electrical service ;

8. Install of any smoke detectors, sprinklers, or life safety equipment required by municipal code or inspectors as a result of the Solar Facility installation;

9. Pay for the removal or re-location of equipment , obstacles or vegetation in the vicinity of the Sola r Facility;

10. Move items unassociated with the Solar Facility around the Host Customer’s Site.

11. Any site improvements, barriers, railings,or other structures, used to enclose an area of the Solar Facility.

12. Any construction that does not use solar energy to generate electric ity nor parts that are related to the functioning of the solar modules

13. Any components of a Solar Facility or upgrades to a Host Customer Site that are not eligible for ITC.

F-1

EXHIBITG

TEST SPECIFICATIONS

Sunrun and Contractor will perform the following test at the beginning and end of the test period. Capitalized terms contained herein have the meanings set forth in the Master Solar Facility Turnkey Contract.

1) Contractor shall call Sunrun and notify Sunrun that the meter detailed in Exhibit B is installed;

2) Contractor shall provide to Sunrun (a) the instantaneous watts and current generated by the Solar Facility’s inverter and provide the nominal AC volt rating for the Solar Facility’s inverter, (b) the serial numbers of the meter, and (c) any other information or performance data that Sunrun may reasonab ly require; and

3) Sunrun shall remotely read the meter and confirm proper meter operation.

G-1

EXHIBIT H

QUALITY STANDARDS

The Sunrun Quality Standards will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement .

H-1

EXHIBIT I

SUNRUN INSTALLER HANDBOOK

The Sunrun Installer Handbook w ill be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement .

I-1

EXHIBIT J

Non-Warranty Work Fees Schedule

The Non-Warranty Work Fees Schedule will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

The following rates are not to be exceeded for billable, non-warranty work :

General labor:	$85/hr (includes all service work performed on site that is not covered by a flat rate)

Travel:	$55/hr (includes time to travel to and from the site when not covered by a flat rate)

Meter service flat rate:

$132 .50/site Sunrun meter service flat rate includes troubleshooting, replacement, deactivation,and re-activation of meters.

Rate based on average of 2 hours per incident (1.25 hours travel and 0.75 hours on site).

If total time per incident exceeds 3 hours, the excess time is billable at the standard travel rate of $55/hr.

Wildlife guards flat rate:	$6.00/per linear foot Includes all travel, labor,and materials for installation. Cost overages may be considered if conditions are not typical (i.e. steep pitch roof or excess cleaning required)

J-1

EXHIBIT K

FORM OF SUNRUN MILESTONE VERIFICATION STATEMENTS

Milestone 1

Milestone 2

Milestone 3

K-1

EXHIBIT L

SUNRUN SERVICE MANUAL

The Sunrun Service Manual will be provided by Sunrun to Contractor and attached hereto and may be amended from time to time by Sunrun upon notice to Contractor without requiring any amendment to the Agreement.

L-1